BROWN & SHARPE

September 16, 1994


                             A REMINDER


Dear Current or Former Brown & Sharpe
 Employee Stockholder:

You have previously received proxy material mailed to you in connection with the upcoming Special Meeting of Stockholders to be held on September 28, 1994.
The purpose of the meeting is to consider and vote on a proposal to approve the issuance of shares of the Company's Class A Common Stock to Finmeccanica S.p.A. in connection with the proposed acquisition by the Company of DEA S.p.A. from Finmeccanica and a Shareholders Agreement between the Comapny and Finmeccanica.

According to the latest records of Bank of Boston, the Company's Stock Registrar and Transfer Agent who is tabulating the stockholder vote, you have not yet voted and returned your proxy. For the reasons set forth in the Proxy Statement, the Board of Directors of the Company has unanimously concluded that the DEA acquisition transaction is in the best interest of the Company and the Company's stockholders and has recommended that stockholders vote in favor of this very important proposal. As a current or former employee/ stockholder of the Company owning SARP and ESOP shares in the Brown & Sharpe Partnership Retirement Plans, it is particularly important, regardless of the number of shares you may own, that your shares of Company stock held in these plans be voted in favor of this proposal.

For your convenience, we are sending a duplicate proxy card to you with this reminder letter. Since the time remaining is short, we urge you to vote, sign, date and promptly return you proxy card in the envelope provided.

Sincerely,

Brown & Sharpe Manufacturing Company

/s/ Henry D. Sharpe, Jr.

Henry D. Sharpe, Jr.
Chairman of the Board

      IF YOU RECENTLY MAILED YOUR PROXY, PLEASE ACCEPT
           OUR THANKS AND DISREGARD THIS RQUEST

Browne & Sharpe Manufacturing Company, Precision Park,
NorthKingstown, RI 02652 U.S.A.
TEL 401-886-2000   FAX 401-886-2762